Exhibit 10.9

CRONOS GROUP INC.
DEFERRED SHARE UNIT PLAN FOR NON-EXECUTIVE DIRECTORS

Effective as of August 7, 2019

Section 1    Interpretation
1.1 Purpose
The purposes of the Plan are:

(a)	to promote a greater alignment of long-term interests between Non-Executive Directors and Shareholders; and

(b)
to provide a compensation system for Non-Executive Directors that, together with the other Director compensation mechanisms of the Company, is reflective of the responsibility, commitment and risk accompanying membership on the Board and the performance of the duties required of the various committees of the Board.

1.2 Definitions
As used in the Plan, the following terms have the following meanings:

(a)	“Account” means the account maintained by the Company in its books for each Non-Executive Director to record the DSUs credited to such Non-Executive Director under the Plan;

(b)
“Affiliate” has the meaning given to that term in National Instrument 45-106 - Prospectus and Registration Exemptions, as such instrument may be amended, supplemented or replaced from time to time, subject to the term “issuer” in such instrument being ascribed the same meaning as the term “person” in such instrument;

(c)
“Annual Remuneration” means all amounts ordinarily payable in cash to a Non- Executive Director by the Company in respect of the services provided by the Non-Executive Director to the Company in connection with such Non-Executive Director’s service on the Board in a fiscal year, including without limitation (i) the Annual Retainer; (ii) the fee for serving as a member of a Board committee; and (iii) the fee for chairing a Board committee, which amounts shall, unless otherwise determined by the Board or the Committee, be payable Quarterly in arrears. “Annual Remuneration” shall exclude any meeting fees payable in respect of attendance at individual meetings and amounts received by a Non- Executive Director as a reimbursement for expenses incurred in attending meetings;

(d)	“Annual Retainer” means the annual base retainer fee payable to a Non- Executive Director by the Company for serving as a director;

(e)
“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and Stock Exchange Rules;

(f)
“Beneficiary” means an individual who, on the date of a Non-Executive Director’s death, is the person who has been designated in accordance with Section 4.7 and the laws applying to the Plan, or where no such individual has been validly designated by the Non-Executive Director, or where the individual does not survive the Non-Executive Director, the Non-Executive Director’s legal representative;

(g)	“Board” means the Board of Directors of Cronos Group Inc.;

(h)	“Change of Control” means:

(i)
the consummation of any transaction or series of transactions including any reorganization, recapitalization, statutory share exchange, consolidation, amalgamation, arrangement, merger or issue of voting shares in the capital of the Company, the result of which is that any Person or group of Persons acting jointly or in concert for purposes of such transaction or series of transactions becomes the beneficial owner, directly or indirectly, of more than 50% of the voting securities in the capital of the entity resulting from such transaction or series of transactions or the entity that acquired all or substantially all of the business or assets of the Company in a transaction or series of transactions described in paragraph (ii) below (in each case, the “Surviving Company”) or the ultimate parent entity that has beneficial ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), measured by voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) rather than number of securities (but shall not include the creation of a holding company or other transaction that does not involve any substantial change in the proportion of direct or indirect beneficial ownership of the voting securities of the Company prior to the consummation of the transaction or series of transactions), provided that the exercise by Altria Summit LLC (or any of its Affiliates) of the Purchased Warrant (as defined in the Subscription Agreement by and among the Company, Altria Summit LLC and Altria Group, Inc. dated as of December 7, 2018) shall not constitute a Change of Control pursuant to this clause (i);

(ii)
the direct or indirect sale, transfer or other disposition, in one or a series of transactions, of all or substantially all of the business or assets of the Company, taken as a whole, to any Person or group of Persons acting jointly or in concert for purposes of such transaction or series of transactions (other than to any Affiliates of the Company); or

(iii)
Incumbent Directors during any consecutive 12-month period ceasing to constitute a majority of the Board of the Company (for the purposes of this paragraph, an “Incumbent Director” shall mean any member of the Board who is a member of the Board immediately prior to the occurrence of a contested election of directors of the Company).

(a)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder;

(b)
“Committee” means the Compensation Committee of the Board, or such other committee of the Board as is designated by the Board, by way of resolution, adoption of a policy or committee mandate, or otherwise, to administer the Plan from time to time;

(c)	“Company” means Cronos Group Inc. and includes any successor corporation thereto;

(d)
“Conversion Date” means the date used to determine the Fair Market Value of a Deferred Share Unit for purposes of determining the number of Deferred Share Units to be credited to a Non-Executive Director under Section 2.3, which date shall, subject to variation as determined by the Board, generally be the last day of each Quarter and, in any event, shall not be earlier than the first business day of the year in respect of which the Deferred Share Units are being provided;

(e)	“Cronos Entity” has the meaning ascribed thereto in Section 4.12;

(f)
“Deferred Share Unit” or “DSU” means a unit credited by the Company to a Non-Executive Director by way of a bookkeeping entry in the books of the Company, as determined by the Board, pursuant to the Plan, the value of which at any particular date shall be the Fair Market Value at that date;

(g)	“Director” means a member of the Board;

(h)
“DSU Award Agreement” means a written agreement setting out the terms of any DSU award under Section 2.3.2 in the form of Schedule B hereto, or such other form as may be prescribed by the Board from time to time;

(i)
“Election Notice” means the written election under Section 2.2 to receive Deferred Share Units, in the form of Schedule A hereto, or such other form as may be prescribed by the Board from time to time;

(j)	“Entitlement Date” has the meaning ascribed thereto in Section 3.1;

(k)
“Fair Market Value” means with respect to a particular date, (i) if the Shares are traded on the Toronto Stock Exchange, the closing price as reported by the Toronto Stock Exchange on the immediately preceding Trading Day and (ii) if the Shares are not traded on the Toronto Stock Exchange, the value as determined by the Board in good faith taking into account applicable legal and tax requirements.

(l)	“Non-Executive Director” means a Director who is not an employee of the Company or any Related Company, and includes any non-executive Chair of the Board

(m)
“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

(n)	“Plan” means this Deferred Share Unit Plan, as it may be amended from time to time;

(o)
“Quarter” means a fiscal quarter of the Company, which, until changed by the Company, shall be the three-month period ending March 31, June 30, September 30 and December 31 in any year and “Quarterly” means each “Quarter”;

(p)	“Related Company” means a corporation related to the Company for the purposes of the Income Tax Act (Canada);

(q)	“Share” means the common shares of Cronos Group Inc.;

(r)	“Stock Exchange” means the Toronto Stock Exchange and the Nasdaq Global Market, or if the Shares are not

listed on the Toronto Stock Exchange, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market;

(s)	“Stock Exchange Rules” means the applicable rules of any Stock Exchange upon which shares of the Company are listed;

(t)
“Termination Date” means, with respect to a Non-Executive Director, the earliest date on which he/she has ceased to hold the office of Director for any reason whatsoever, including the death of the Non-Executive Director and is not an employee of the Company or a Related Company; provided that, solely with respect to any Non-Executive Director who is a U.S. Taxpayer, such cessation of services is also a “separation from service” within the meaning of Section 409A of the Code such that it is reasonably anticipated that no further services will be performed;

(u)	“Trading Day” means any date on which the Toronto Stock Exchange is open for the trading of Shares and on which Shares are actually traded; and

(v)
“U.S. Taxpayer” means a Non-Executive Director who is a citizen or permanent resident of the United States for purposes of the Code or a Non-Executive Director for whom the compensation under this Plan would otherwise be subject to income tax under the Code.

1.3 Effective Date
The Plan is effective as of August 7, 2019.
1.4 Suspension of Participation
If a Non-Executive Director becomes an officer (other than non-executive Chair of the Board) or employee of the Company or a Related Company while remaining as a Director, his or her eligibility to receive Deferred Share Units pursuant to an election in accordance with Section 2.2 or a grant pursuant to Section 2.3.2 shall be suspended effective as of the date of the commencement of his or her employment and shall resume upon termination of such employment provided he or she continues as a Director of the Company; provided, however, that in the case of any U.S. Taxpayer, the portion of such U.S. Taxpayer’s Annual Remuneration attributable to his or her services as a Director of the Company shall remain subject to any election in accordance with Section 2.2 in effect as of the date of commencement of his or her employment. During the period of such ineligibility, such individual shall be entitled to continue to be credited with Deferred Share Units allocated as dividend equivalents under Section 2.4.
1.5 Construction
In this Plan, all references to the masculine include the feminine; references to the singular shall include the plural and vice versa, as the context shall require. If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions contained herein. References to “Section” or “Sections” mean a section or sections contained in the Plan unless expressly stated otherwise. All amounts referred to in this Plan are stated in Canadian dollars unless otherwise indicated.
1.6 Administration
The Board shall, in its sole and absolute discretion: (i) interpret and administer the Plan; (ii) establish, amend and rescind any rules and regulations relating to the Plan;
(iii) have the power to delegate, on such terms as the Board deems appropriate, any or all of its powers hereunder to any committee of the Board or officer of the Company; and (iv) make any other determinations that the Board deems necessary or desirable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Board deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Board with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Non-Executive Director and any other person claiming an entitlement or benefit through the Non-Executive Director. All expenses of administration of the Plan shall be borne by the Company as determined by the Board. To the extent permitted by law, the Board may from time to time delegate to the Committee all or any of the powers conferred on the Board under the Plan. In such event, the Committee shall exercise the delegated powers in the manner and on the terms authorized by the Board. Where the Board has so delegated any powers to the Committee, any reference under the Plan, in connection with such power, to the “Board” shall be read as to the “Committee”. The Board shall also be permitted to hire administrators, custodians or similar service providers to assist it in the administration of the Plan. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of the Plan in this context shall be final and conclusive.
1.7 Governing Law
The Plan shall be governed by and interpreted in accordance with the laws of the Province of Ontario and any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the Province of Ontario.

Section 2    Election Under the Plan and Deferred Share Unit Awards
2.1 Payment of Annual Remuneration
Subject to Section 2.2 and such rules, regulations, approvals and conditions as the Board may impose, a Non-Executive Director may elect to receive his or her Annual Remuneration in the form of Deferred Share Units, cash or any combination thereof.
2.2 Election Process

(a)
A person who is a Non-Executive Director on the effective date of the Plan may elect to receive a percentage (as specified in the Election Notice) of his or her Annual Remuneration earned after such effective date of the Plan in Deferred Share Units, cash or combination of Deferred Share Units and cash by completing and delivering to the Secretary of the Company an initial Election Notice by no later than 30 days after the effective date of the Plan, which shall apply to the Non-Executive Director’s Annual Remuneration earned in Quarters that commence after the date the election is made.

(b)
A person who becomes a Non-Executive Director during a year may elect to receive a percentage (as specified in the Election Notice) of his or her Annual Remuneration earned in Quarters that commence after the date the election is made in Deferred Share Units, cash or combination of Deferred Share Units and cash by completing and delivering to the Secretary of the Company an Election Notice. An Election Notice shall not be effective to require that Annual Remuneration earned in the year in which the individual becomes a Non- Executive Director be provided in the form of Deferred Share Units if (i) such Election Notice is not completed and delivered to the Secretary of the Company within 30 days after the individual becomes a Non-Executive Director; or (ii) the individual previously participated in, or was eligible to participate in, this Plan or any other plan that is required to be aggregated with this Plan for purposes of Section 409A of the Code.

(c)
A Non-Executive Director who has previously made an election under this Section 2.2, or who has never made any election under the Plan but who was previously eligible to do so, may elect to receive a percentage (as specified in the Election Notice) of his or her Annual Remuneration for subsequent calendar years in Deferred Share Units, cash or combination of Deferred Share Units and cash by completing and delivering to the Secretary of the Company a new Election Notice on or before the day immediately preceding the first day of the calendar year for which such new Election Notice is to take effect.

(d)
The Board may prescribe election forms for use by Non-Executive Directors who are residents of a jurisdiction other than Canada that differ from the election forms it prescribes for use by Canadian resident Non-Executive Directors where the Board determines it is necessary or desirable to do so to obtain comparable treatment for the Plan, the Non-Executive Directors or the Company under the laws or regulatory policies of such other jurisdiction as is provided under the laws and regulatory policies of Canada and its Provinces, provided that no election form prescribed for use by a non-resident of Canada shall contain terms that would cause the Plan to cease to meet the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) and any successor to such provisions.

(e)
For greater certainty, if the Company establishes a policy for members of the Board with respect to the acquisition and / or holding of Shares and / or Deferred Share Units, each Non-Executive Director shall ensure that any election he or she makes under this Section 2.2 complies with such policy.

2.3 Deferred Share Unit Awards
2.3.1    Deferred Share Units elected by a Non-Executive Director pursuant to Section 2.2 shall be credited to the Non-Executive Director’s Account as of the applicable Conversion Date. The number of Deferred Share Units (including fractional Deferred Share Units) to be credited to a Non-Executive Director’s Account as of a particular Conversion Date pursuant to this Section 2.3.1 shall be determined by dividing the portion of that Non-Executive Director’s Annual Remuneration for the applicable period to be satisfied by Deferred Share Units by the Fair Market Value on the particular Conversion Date.
2.3.2    Subject to Section 2.3.5, the Board may award such number of Deferred Share Units to a Non-Executive Director as the Board deems advisable to provide the Non-Executive Director with appropriate equity-based compensation for the services he or she renders to the Company as a Non-Executive Director. An award of Deferred Share Units under this Section 2.3.2 may be made in addition to an award of Deferred Share Units granted pursuant to Section 2.3.1.The Board shall determine the date on which such Deferred Share Units may be granted and the date as of which such Deferred Share Units shall be credited to a Non-Executive Director’s Deferred Share Unit Account, together with any terms or conditions with respect to the vesting of such Deferred Share Units. The Company and a Non-Executive Director who receives an award of Deferred Share Units pursuant to this Section 2.3.2 shall enter into a DSU Award Agreement to evidence the award and the terms, including terms with respect to vesting, applicable thereto.

2.3.3    Deferred Share Units credited to a Non-Executive Director’s Account under Section 2.3.1, together with any additional Deferred Share Units granted in respect thereof under Section 2.4, will be fully vested upon being credited to a Non-Executive Director’s Account and the Non-Executive Director’s entitlement to payment of such Deferred Share Units at his or her Termination Date shall not thereafter be subject to satisfaction of any requirements as to any minimum period of membership on the Board.
2.3.4    Deferred Share Units credited to a Non-Executive Director’s Account under Section 2.3.2, together with any additional Deferred Share Units granted in respect thereof under Section 2.4, will vest in accordance with such terms and conditions as may be determined by the Board and set out in the DSU Award Agreement.
2.3.5    The aggregate equity award value of any grants of Deferred Share Units under Section 2.3.2 that may be made to a Non-Executive Director for a year shall not exceed $150,000; provided that any Deferred Share Units elected to be received by a Non-Executive Director in place of the same value of foregone cash compensation from the Company shall not be counted toward the foregoing $150,000 limit, and provided further that this Section 2.3.5 shall not apply to one-time initial grants to a new director who would be a Non-Executive Director upon joining the Board as compensation for serving on the Board.
2.4 Dividends
On any payment date for dividends paid on Shares, a Non-Executive Director shall be credited with dividend equivalents in respect of Deferred Share Units credited to the Non-Executive Director’s Account as of the record date for payment of such dividends. Such dividend equivalents shall be converted into additional Deferred Share Units (including fractional Deferred Share Units) based on the Fair Market Value as of the date on which the dividends on the Shares are paid. For greater certainty, additional Deferred Share Units shall continue to be credited under this Section 2.4 with respect to Deferred Share Units that remain credited to the Non-Executive Director’s Account after his or her Termination Date.
2.5 Non-Executive Director’s Account
A Non-Executive Director’s Account shall record at all times the number of Deferred Share Units standing to the credit of the Non-Executive Director. Upon payment in satisfaction of Deferred Share Units credited to a Non-Executive Director in the manner described herein, such Deferred Share Units shall be cancelled. A written confirmation of the balance in each Non-Executive Director’s Account shall be provided by the Company to the Non-Executive Director at least annually.
2.6 Adjustments and Reorganizations
Notwithstanding any other provision of the Plan, in the event of any change in the Shares by reason of any stock dividend, split, recapitalization, reclassification, amalgamation, arrangement, merger, consolidation, combination or exchange of Shares or distribution of rights to holders of Shares or any other form of corporate reorganization whatsoever, an equitable adjustment permitted under Applicable Law shall be made to any Deferred Share Units then outstanding. Such adjustment shall be made by the Board, subject to Applicable Law, shall be conclusive and binding for all purposes of the Plan.
Notwithstanding any other provision of the Plan, the value of a DSU shall always depend on the value of Shares of the Company or a Related Company and no amount will be paid to, or in respect of, a Non-Executive Director under the Plan or pursuant to any other arrangement, and no additional DSUs will be granted to any Non-Executive Director to compensate for a downward fluctuation in the price of Shares, nor will any other form of benefit be conferred upon, or in respect of, a Non-Executive Director for such purpose.

Section 3    Redemptions
3.1 Redemption of Deferred Share Units
Subject to Sections 3.3 and 3.5, the vested Deferred Share Units credited to a Non-Executive Director’s Account shall be redeemed as of the first Trading Day after his or her Termination Date, subject to any six month delay to the extent required for purposes of Section 409A of the Code (such Trading Day being the Non-Executive Director’s “Entitlement Date”) and all vested Deferred Share Units credited to such Non-Executive Director’s Account on such date shall be redeemed and settled in accordance with Section 3.2 on or soon as practicable after such Entitlement Date and in any event by December 31 of the calendar year that includes such Entitlement Date.
3.2 Settlement of Deferred Share Units
Subject to Section 4.13, a Non-Executive Director, or the Beneficiary of a Non- Executive Director, as the case may be, whose Deferred Share Units are redeemed hereunder as of an Entitlement Date shall be entitled to receive from the Company, as a single distribution and not in installments, a lump sum cash payment of an amount equal to the Fair Market Value on the relevant Entitlement Date multiplied by the number of Deferred Share Units being settled as of such Entitlement Date.

3.3 Extended Entitlement Date
In the event that the Board is unable, by a Non-Executive Director’s Entitlement Date, to compute the final value of the Deferred Share Units recorded in such Non-Executive Director’s Account by reason of the fact that any data required in order to compute the Fair Market Value has not been made available to the Board and such delay is not caused by the Non- Executive Director, then the Entitlement Date shall be the next following Trading Day on which such data is made available to the Board.
3.4 Limitation on Extension of Entitlement Date
Notwithstanding any other provision of the Plan, all amounts payable to, or in respect of, a Non-Executive Director hereunder shall be paid on or before December 31 of the calendar year commencing immediately after the Non-Executive Director’s Termination Date.
3.5 Settlement of Deferred Share Units following a Change of Control

(a)	Any unvested Deferred Share Units will immediately and automatically vest upon the date a Change of Control becomes effective.

(b)
In the event a Non-Executive Director’s Termination Date is within twelve (12) months following a Change of Control, the Board may, in its discretion, determine that, as of the Non-Executive Director’s Entitlement Date(s), the Non- Executive Director or his or her Beneficiary, as the case may, shall receive a payment in cash of an aggregate amount equal to the product of (i) the price attributed to the Shares in connection with the transaction resulting in the Change of Control (or the fair market value of a Share at the time of such transaction as determined by the Board in good faith if no Share price was in fact established for purposes of such transaction) multiplied by (ii) the number of Deferred Share Units being settled as of the applicable Entitlement Date. Where an amount is in respect of a Non-Executive Director’s Deferred Share Units is paid pursuant to this Section 3.6, no amount shall be payable pursuant to Section 3.2.

Section 4    General
4.1 Rights as an Unsecured Creditor
To the extent any individual holds any rights by virtue of an election under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured general creditor of the Company.
4.2 Successors and Assigns
The Plan shall be binding on all successors and permitted assigns of the Company and a Non-Executive Director, including without limitation, the estate of such Non-Executive Director and the legal representative of such estate, or any receiver or trustee in bankruptcy or representative of the Company’s or the Non-Executive Director’s creditors.
4.3 Plan Amendment
4.3.1 The Plan and any Deferred Share Units granted thereunder may be amended, modified or terminated by the Board without approval of shareholders, provided that no amendment to the Plan or any Deferred Share Units granted thereunder may be made without the consent of the Non-Executive Director if it adversely alters or impairs the rights of the Non- Executive Director in respect of any Deferred Share Units such Non-Executive Director has then elected to receive, or Deferred Share Units which such Non-Executive Director has been granted under the Plan, except that Non-Executive Director consent shall not be required where the amendment is required for purposes of compliance with Applicable Law.
4.3.2 Notwithstanding Section 4.3.1, any amendment of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) or any successor to such provision and the requirements of Section 409A of the Code, as may apply to Non-Executive Directors who are U.S. Taxpayers. For avoidance of doubt, and notwithstanding Section 4.3.1, if any provision of the Plan or any DSU Award Agreement contravenes any regulations or U.S. Treasury guidance promulgated under Section 409A of the Code or would cause the Deferred Share Units to be subject to the interest, taxes and penalties under Section 409A of the Code, such provision of the Plan or the applicable DSU Award Agreement shall, to the extent that it applies to U.S. Taxpayers, be modified, without the consent of any Non-Executive Director, to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

4.4 Plan Termination
The Board may terminate the Plan at any time but no such termination shall, without the consent of the Non-Executive Director or unless required by law, adversely affect the rights of a Non-Executive Director with respect to any amount in respect of which a Non- Executive Director has then elected to receive Deferred Share Units or Deferred Share Units which the Non-Executive Director has then been granted under the Plan. Notwithstanding the foregoing, any termination of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) or any successor to such provision and the requirements of Section 409A of the Code as may apply to Non-Executive Directors who are U.S. Taxpayers.
4.5 Applicable Trading Policies and Reporting Requirements
The Board and each Non-Executive Director will ensure that all actions taken and decisions made by the Board or a Non-Executive Director, as the case may be, pursuant to the Plan, comply with applicable securities regulations and policies of the Company relating to insider trading and “black out” periods.
4.6 Currency
All payments and benefits under the Plan shall be determined and paid in the lawful currency of Canada.
4.7 Designation of Beneficiary
Subject to the requirements of Applicable Law, a Non-Executive Director may designate in writing a person who is a dependent or relation of the Non-Executive Director as a beneficiary to receive any benefits that are payable under the Plan upon the death of such Non- Executive Director. The Non-Executive Director may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in the form of Schedule C, or such other form as may be prescribed by the Board from time to time. The initial designation of each Non-Executive Director shall be executed and filed with the Secretary of the Company within sixty (60) days following the Effective Date of the Plan. Changes to such designation may be filed from time to time thereafter.
4.8 Death of Non-Executive Director
In the event of a Non-Executive Director’s death, any and all Deferred Share Units then credited to the Non-Executive Director’s Account shall become payable to the Non- Executive Director’s Beneficiary in accordance with Sections 4.3, 4.4 and 4.5 as soon as reasonably practicable after the Non-Executive Director’s date of death and such date of death shall be deemed to be the sole Entitlement Date with respect to the Non-Executive Director; provided that, solely with respect to a Non-Executive Director who is a U.S. Taxpayer, in no event shall such payment be made later than December 31 of the calendar year in which the death occurs, or if later, the 15th day of the third month following the date of death.
4.9 Rights of Non-Executive Directors
4.9.1 Except as specifically set out in the Plan, no Non-Executive Director, or any other person shall have any claim or right to any benefit in respect of Deferred Share Units granted or amounts payable pursuant to the Plan.
4.9.2 Rights of Non-Executive Directors respecting Deferred Share Units and other benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.
4.9.3 The Plan shall not be construed as granting a Non-Executive Director a right to be retained as a member of the Board or a claim or right to any future grants of Deferred Share Units, future amounts payable or other benefits under the Plan.
4.9.4 Under no circumstances shall Deferred Share Units be considered Shares nor shall they entitle any Non-Executive Director or other person to exercise voting rights or any other rights attaching to the ownership of Shares.
4.10 Compliance with Law
Any obligation of the Company pursuant to the terms of the Plan is subject to compliance with Applicable Law. The Non-Executive Directors shall comply with Applicable Law and furnish the Company with any and all information and undertakings as may be required to ensure compliance therewith.
4.11 Administration Costs
The Company will be responsible for all costs relating to the administration of the Plan.
4.12 Limited Liability
No member of the Board or any officer or employee of the Company or any subsidiary, partnership, trust of the Company or other controlled entity (each an “Cronos Entity”) shall be liable for any action or determination made in good faith pursuant to the Plan, any Election Notice or DSU Notice under the Plan. To the fullest extent permitted by law, the Company and the Related Company shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding in respect of the Plan by reason of the fact that such person is or was a member of the Board or is or was an officer or employee of the Company or a Cronos Entity.
4.13 Withholding
So as to ensure that the Company will be able to comply with the applicable provisions of any Applicable Law relating to the withholding of tax or other required deductions, the Company may withhold from any amount payable to a Non-Executive

Director, either under the Plan or otherwise, such amount as may be necessary to enable the Company to comply with the applicable requirements of any federal or provincial tax law or authority relating to the withholding of tax or any other required deductions with respect to Deferred Share Units. The Company may also satisfy any liability for any such withholding obligations by requiring a Non- Executive Director, as a condition to the redemption of any Deferred Share Units, to make such arrangements as the Company may require so that the Company can satisfy such withholding obligations, including, without limitation, requiring the Non-Executive Director to remit to the Company in advance, or reimburse the Company for, any such withholding obligations.
4.14 Section 409A of the Code
4.14.1 Notwithstanding any provision of the Plan to the contrary, it is intended that any payments under the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.
4.14.2 Each payment made in respect of Deferred Share Units shall be deemed to be a separate payment for purposes of Section 409A of the Code.
4.14.3 Each U.S. Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S. Taxpayer in connection with the Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any Cronos Entity shall have any obligation to indemnify or otherwise hold such U.S. Taxpayer (or any Beneficiary) harmless from any or all of such taxes or penalties.
4.14.4No U.S. Taxpayer or the creditors or beneficiaries of a U.S. Taxpayer shall have the right to subject any payments made in respect of Deferred Share Units to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any payments made in respect of Deferred Share Units payable to any U.S. Taxpayer or for the benefit of any U.S. Taxpayer may not be reduced by, or offset against, any amount owing by any such U.S. Taxpayer to any Cronos Entity.

SCHEDULE A
Cronos Group Inc. Deferred Share Unit Plan for Directors (the “Plan”) ELECTION NOTICE FOR NON-EXECUTIVE DIRECTORS

I.	Election:
Subject to Part II of this Notice, I hereby elect to receive the following percentage of my Annual Remuneration earned in Quarters commencing after    by way of Deferred Share Units (“DSUs”):

	Amount	Percentage in DSUs	Percentage in Cash*
Annual Remuneration	$	%	%
*cash payments will be made Quarterly in arrears

II.	Acknowledgement
I confirm and acknowledge that:

1.	I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.

2.	I will not be able to cause the Company or any Related Company to redeem DSUs granted under the Plan until the date specified in the Plan following my Termination Date.

3.
When DSUs credited to my Account pursuant to this election are redeemed in accordance with the terms of the Plan after my Termination Date, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Company will make all appropriate withholdings as required by law at that time.

4.	The value of the DSUs is based on the value of the common shares of the Company and therefore is not guaranteed.

5.	This election is irrevocable until changed with respect to future Annual Remuneration in accordance with Section 2.2 (c) of the Plan.

6.
The foregoing is only a brief outline of certain key provisions of the Plan. In the event of any discrepancy between the terms of the Plan and the terms of this Election Notice, the terms of the Plan shall prevail. All capitalized expressions used herein shall have the same meaning as in the Plan unless otherwise defined above.

________________________________ _______________________________
Date    (Name of Non-Executive Director) (Signature of Non-Executive Director)

Schedule B

Cronos Group Inc. Deferred Share Unit Plan for Directors (the “Plan”) DSU AWARD AGREEMENT

I.	Agreement and Grant
This Agreement is entered into between Cronos Group Inc. (the “Company”) and the individual named below (the “Non-Executive Director”) pursuant to Section 2.3.2 of the Plan and confirms that effective ·, 20______(the “Effective Date”) ______[number] Deferred Share Units (“DSUs”) have been granted by the Company to the Non-Executive Director on the terms set out in this Agreement and the Plan.

II.	Vesting
All DSUs referred to in Part I above, together with any additional DSUs credited to the Non-Executive Director’s Account pursuant to Section 2.4 of the Plan in respect of such DSUs shall at all times following their grant be fully vested in the Non-Executive Director, and shall not be subject to forfeiture.

III.	Acknowledgement
The Non-Executive Director confirms and acknowledges that:

1.	He/she has received and reviewed a copy of the terms of the Plan and this Agreement and agrees to be bound by them.

2.	Only DSUs that vest in accordance with Part II above may be redeemed by the Non-Executive Director or his/her Beneficiary.

3.
He/she will not be able to cause the Company or any Related Company thereof to redeem DSUs referred to in Part I above or any additional DSUs credited to the Non-Executive Director’s Account pursuant to Section 2.4 of the Plan in respect of such DSUs until the date specified in Section 3.1 of the Plan following his/her Termination Date.

4.
When DSUs referred to in Part I above and additional DSUs credited to the Non- Executive Director’s Account pursuant to this election are redeemed in accordance with the terms of the Plan after he/she is no longer either a director or employee of the Company or any Related Company thereof, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Company will make all appropriate withholdings as required by law at that time.

5.	The value of the DSUs is based on the value of the common shares of the Company and therefore is not guaranteed.

6.
In the event of any discrepancy between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall prevail. All capitalized expressions used herein shall have the same meaning as in the Plan unless otherwise specified herein.

IN WITNESS WHEREOF the Company and Non-Executive Director have executed this Agreement as of the Effective Date.

By:___________________________________
(Signature of Non-Executive Director)

By:____________________________________
(Name of Non-Executive Director)
CRONOS GROUP INC.

By:_____________________________________
(Signature)

SCHEDULE C
BENEFICIARY DESIGNATION
To:    Secretary - Cronos Group Inc.
I,___________________________, being a Non-Executive Director under the Cronos Group Inc. Deferred Share Unit Plan for Non-Executive Directors (the “Plan”), hereby designate the following person as my Beneficiary for purposes of the Plan:
Name of Beneficiary:_________________________________

Address of Beneficiary:________________________________

This designation revokes any previous beneficiary designation made by me under the Plan. Under the terms of the Plan, I reserve the right to revoke this designation and to designate another person as my Beneficiary.

Date:

Name:_________________________(please print)

Signature:_______________________